EXHIBIT 10.22

ACCENTURE LTD
COMMON AGREEMENT

This COMMON AGREEMENT, dated as of             , 2002 (as amended, supplemented, waived or otherwise modified in accordance with its terms, this “Agreement”), among Accenture Ltd, an exempted company limited by shares organized under the laws of Bermuda (registered number EC30090) (the “Company”), and those persons, other than the Company, who are from time to time parties to this Agreement (each such person, a “Partner” and, collectively, the “Partners”).

WHEREAS, each Partner has entered into and received a copy of a Voting Agreement, dated as of April 18, 2001, among the Company and the covered persons party thereto (as amended, supplemented, waived or otherwise modified from time to time in accordance with its terms, the “Voting Agreement”; terms not otherwise defined in this Agreement have the meanings given to such terms in the Voting Agreement);

WHEREAS, the Company has procured that the Partners Representatives have executed a waiver of certain provisions of the Voting Agreement (the “Waiver”), the form of which is attached to this Agreement as an Exhibit but is not part of this Agreement;

WHEREAS, a Partner may not avail him or herself of the Waiver unless the Partner enters into this Agreement;

WHEREAS, each Partner wishes to enter into this Agreement so that the Partner may have the opportunity to receive the benefits of the Waiver;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.    Each Partner hereby agrees for the benefit of every other Partner and the Company that the Partner will not Transfer any Covered Shares until July 24, 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound hereby by express agreement, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraphs (e) or (f) of Section 2.2 of the Voting Agreement.

2.    Each Partner hereby agrees that all of his or her Covered Shares shall be held in the custody of a custodian designated by the Company for the duration of this Agreement and otherwise in accordance with the Voting Agreement or any other agreement required by the Company pursuant to clause (B) of paragraph 1 hereof, as applicable.

3.    Each Partner represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Partner, enforceable against the Partner in accordance with its terms.

4.    Nothing in this Agreement shall be deemed in any way to waive or amend any provision of the Voting Agreement, including but not limited to the share transfer restrictions therein, or to release or discharge a Partner from any obligations thereunder.

5.    (a)  This Agreement shall be binding upon any transferee of Covered Shares pursuant to clause (B) of paragraph 1 hereof.

(b)  This Agreement may not be amended except by an instrument signed in writing by the Company and, in the case of any amendment that would make this Agreement materially more onerous to a Partner, each Partner so adversely affected by such amendment; or waived except by the Company (which may impose such conditions as it may determine on the granting of any such waiver).

(c)  This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

(d)  Any and all disputes arising out of, relating to or in connection with this Agreement shall be governed in all respects by the dispute resolution provisions of Section 6.5 of the Voting Agreement. The provisions of paragraph (b) of Section 4.4 and of Section 5.3 of the Voting Agreement are incorporated herein by reference, with appropriate conforming changes.

(e)  Any communication, demand or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in accordance with the notice provisions of Section 6.7 of the Voting Agreement.

(f)  If any provision of this Agreement is finally held to be invalid, illegal or unenforceable, the remaining terms and provisions hereof shall be unimpaired.

(g)  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(h)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

IN WITNESS WHEREOF, the parties have duly executed or caused to be duly executed this Common Agreement as of the date first above written.

_______________________________________________
Name:
(SIGN AND PRINT NAME)

Acknowledged and agreed:

ACCENTURE LTD

By
      Name:
      Title:

Exhibit

Waiver

Reference is made to the Voting Agreement, dated as of April 18, 2001 (the “Voting Agreement”; terms not otherwise defined in this waiver have the meanings given to such terms in the Voting Agreement), among Accenture Ltd, a company limited by shares registered in Bermuda, and the Covered Persons from time to time party thereto.

The undersigned, being all of the members of the Partners Representatives, acting pursuant to the authority of the Partners Representatives under the Voting Agreement, hereby waive the Transfer Restrictions under the Voting Agreement to the extent, but only to the extent, necessary to permit those Covered Persons that have duly executed and delivered, and are bound by, a Common Agreement in the form attached hereto as Annex A (the “Common Agreement”) (1) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd and/or (2) to transfer Common Shares to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the Common Agreement by express agreement, in each case as approved in writing by Accenture Ltd (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that Accenture Ltd may require in its sole discretion); provided that the waivers granted hereby shall become effective with respect to any transaction only at the time such transaction is approved in writing by Accenture Ltd.

Joe W. Forehand	William D. Green

Stephan A. James	Masakatsu Mori

Karl-Heinz Flöther	Diego Visconti

Joel P. Friedman	Jackson L. Wilson, Jr.

                                                , 2002